Exhibit 99.1
Re: Processing and Storage Services

Date: August 11, 2008

This letter confirms our understanding of the mutual present intentions of Bio-Matrix Scientific Group, Inc. ("BMSN") and Cord Blood America ("CBAI") with respect to the principal terms and conditions under which BMSN shall provide storage and processing services to CBAI ("Transactions").

BMSN and CBAI may be referred to collectively as the "Parties", or individually as "Party".

The Parties hereto acknowledge that this letter does not contain all matters upon which an agreement must be reached in order for the Transactions to be consummated.  Further, among other conditions specified herein or otherwise agreed to by the parties, the obligations of the parties hereto to consummate the Transactions are subject to the negotiation and execution of the Agreements referred to in Section 2 below.

Other than the covenants in Sections 3 and 4 and 5 of this Letter of Intent ("Letter"), this Letter is not binding upon either BMSN or CBAI, and the Transactions are subject to the negotiation and execution of a definitive agreement and/or agreements between the Parties regarding the Transactions contemplated.

1.        Transactions. The contemplated Transactions shall consist of the following services to be provided by BMSN to CBAI ("Services" or individually "Service") for consideration acceptable to BMSN:

(a) Cryogenic storage of newly acquired Cord Blood specimens
(b) Processing of Cord Blood specimens

2.        Definitive Agreement.  The Parties hereby agree to use reasonable diligence to commence good faith negotiations in order to execute and deliver a definitive agreement or agreements relating to the contemplated Transactions (the "Transaction Agreements") acceptable to parties hereto on or prior to September 15, 2008.  All terms and conditions concerning the Transactions shall be stated in the Transaction Agreements, including without limitation, representations, warranties, covenants and indemnities that are usual and customary in transactions of this nature as such may be mutually agreed upon between the Parties.

Parties. It is anticipated that upon execution of the Transaction Agreements, all previous agreements by and between the Parties shall be declared null, void and of no force and effect.

3        Termination, Confidential Information. If any Party fails to negotiate in good faith, or if each Party hereto has not entered into a Transaction Agreement by   September 29, 2008 then any obligation to negotiate and prepare the Transaction Agreements or otherwise deal with any other Party to this Letter, shall immediately terminate.

Because the Parties confirm and agree that they would not disclose any information to each other if they were not anticipating entering into the Transaction Agreements:

a.)  "Confidential Information" is agreed to mean any and all information delivered orally, in writing, or by any other means, by one Party to the other unless specifically excluded by items (i) through (iii), below. Confidential Information specifically includes, without limitation, information related to product or service concepts, designs or plans; business plans; product, market, technical or other research; the identities of actual or potential employees, consultants, or other persons providing services to the disclosing Party; the identities of actual or potential customers, financing sources, joint venture partners, suppliers/licensors/ or other persons or entities associated or affiliated with the disclosing Party; the nature of expected or existing markets for the products or services; and any other marketing, financial or other confidential information of the disclosing Party. The only information disclosed by one Party to the other that shall not be deemed to be Confidential Information is information which: (i) prior to or after the time of disclosure becomes part of the public knowledge or literature other than as a result of any breach of this agreement by the receiving Party, (ii) is in the possession of the receiving Party at the time of disclosure as shown by the receiving Party's records prior to the time of disclosure, or (iii) is agreed by the disclosing Party, in writing, not to constitute Confidential Information for purposes of this Agreement.

b.) Each Party agrees not to use any Confidential Information disclosed to it by the other Party for any purpose other than to carry out discussions concerning, and the undertaking of, the transactions contemplated  and not for its separate purposes. Neither Party will disclose any Confidential Information of the other Party to any third Party or to any employees of the receiving Party who are not required to have the Confidential Information in order to proceed with discussions regarding the proposed business relationship. Each Party agrees to take reasonable measures to ensure that their employees, to whom Confidential Information of the other Party is disclosed, do not take any action which would result in a breach of the provisions of this Section 3(B) either during or subsequent to their term of employment. Each Party agrees that it will take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the other Party in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such information. Such measures shall include, but not be limited to, the highest degree of care that the receiving Party utilizes to protect its own Confidential Information. Each Party agrees to notify the other in writing of any misuse or misappropriation of Confidential Information of the disclosing Party which may come to the receiving Party's attention. In the event that either Party is required to disclose Confidential Information of the other pursuant to a court order or other requirement, such disclosure may only be made if the other Party is notified sufficiently in advance of such disclosure so that it may seek a protective order (or equivalent) with respect to such disclosure with which the other Party shall fully comply.

C) Return of Materials. Any media containing Confidential Information furnished by one Party to the other will be promptly returned by the receiving Party, accompanied by all copies thereof (together, the "Materials"), within five (5) days after: (i) discussions regarding the proposed Transactions have terminated

4. DISCLAIMER OF LIABILITIES.  Except for breach of any confidentiality provisions hereof, no Party to this Letter shall have any liability to any other Party for any liabilities, losses, damages (whether special, incidental or consequential), costs, or expenses incurred by the Party in the event the negotiations among the parties are terminated as provided in  Section 3. Except to the extent otherwise provided in any definitive agreement entered into by the parties, each Party shall be solely responsible for its own expenses, legal fees and consulting fees related to the negotiations described in this Letter, whether or not any of the transactions contemplated in this Letter are consummated.

5. GOVERNING LAW, VENUE. This Letter shall be governed by, construed and enforced in accordance with the laws of the State of California. The Parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in San Diego County, State of California.

6. NOTICES.  All notices given pursuant to this Letter shall be delivered in writing by overnight courier or sent by United States registered mail, postage prepaid, addressed as set forth below:

If to BMSN:

BIO-MATRIX SCIENTIFIC GROUP, INC.
8885 REHCO RD.
SAN DIEGO, CA 92121

ATTN: DAVID KOOS

If to CBAI:
Cord Blood America

Accepted By:

Bio-Matrix Scientific Group, Inc.		Cord Blood America, Inc.
/s/ David R. Koos		/s/ Matthew Schissler
By: David Koos, CEO	By:	Matthew Schissler CEO

August 18, 2008		August 12, 2008
Date		Date